Exhibit 5.1

Brent D. Fassett
+1 720 566 4025
fassettbd@cooley.com
March 13, 2020
Miragen Therapeutics, Inc.
6200 Lookout Road
Boulder, Colorado 80301
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,743,093 shares of common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 1,394,475 shares of Common Stock (the “2016 EIP Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 EIP”), and (ii) 348,618 shares of Common Stock (the “ESPP Shares”, together with the 2016 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2016 Employee Stock Purchase Plan (together with the 2016 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Company’s Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com

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We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com